Registration No. 333-___________

As filed with the Securities and Exchange Commission on November 16, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

First Seacoast Bancorp
(Exact Name of Registrant as Specified in its Charter)

United States of America	84-2404519
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

633 Central Avenue
Dover, NH 03820
(Address of Principal Executive Offices)

First Seacoast Bancorp 2021 Equity Incentive Plan
(Full Title of the Plan)

Copies to:

James R. Brannen	Victor L. Cangelosi, Esq.
President and Chief Executive Officer	Thomas P. Hutton, Esq.
First Seacoast Bancorp	Luse Gorman, PC
633 Central Avenue	5335 Wisconsin Ave., N.W., Suite 780
Dover, NH 03820	Washington, DC 20015-2035
(603) 742-4680	(202) 274-2000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer ◻	Accelerated filer ◻
Non-accelerated filer ⌧	Smaller reporting company⌧
Emerging growth company ⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ◻

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	417,327	$9.76 (2)	$4,073,112	$378
_______________________
(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the First Seacoast Bancorp 2021 Equity Incentive Plan (the “Equity Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of First Seacoast Bancorp (the “Company”) pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Determined pursuant to 17 C.F.R. Section 230.457(h)(1) of the Securities Act.
____________________

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. § 230.462 under the Securities Act.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information; and Registrant Information and Employee Plan Annual Information
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.
Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents previously filed by First Seacoast Bancorp (the “Company”) with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):
(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (Commission File No. 001-38985), filed with the Commission on March 26, 2021, pursuant to Section 13(a) of the Exchange Act;
(b) The information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on April 14, 2021, including the Company’s supplement to the definitive proxy statement on Schedule 14A, filed with the Commission on May 13, 2021;
(c) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 14, 2021, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the Commission on August 13, 2021, and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Commission on November 12, 2021;
(d) The Company’s Current Reports on Form 8-K filed on January 4, 2021, June 1, 2021 and August 17, 2021; and
(e) The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on July 16, 2019 to register the Company's common stock under the Exchange Act (Commission File No. 001-38985).
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.
All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities
Not applicable.
Item 5.  Interests of Named Experts and Counsel
None.
Item 6.  Indemnification of Directors and Officers
Article XI of the Bylaws of First Seacoast Bancorp (the “Company”) provides as follows:

Article XI – Indemnification
Section 1. Legal Action.
(a) The Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful.
(b) The Company may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.
Section 2. Successful Defense.  To the extent that a present or former director, officer, employee, or agent of the Company has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in this Article XI or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company.
Section 3. Proper Determination.  Any indemnification under Sections 1 and 2 of this Article XI shall be made by the Company only as authorized in the specific case, upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this Article XI. Such determination shall be made: (1) by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such action, (2) by independent counsel, or (3) by the stockholders of the Company.
Section 4. Indemnification Not Exclusive.  The indemnification and advancement of expenses provided by or granted under this Article XI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

Section 5. Insurance.  The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Article XI.
Section 6. Continuation of Indemnification.  The indemnification and advancement of expenses provided by or granted under this Article XI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent of the Company and shall inure to the benefit of the heirs, executors, and administrators of that person.
Section 7. Applicable Law.  Notwithstanding any other provision of this Article XI, no indemnification or purchase of insurance may be promised or made unless in compliance with applicable laws, rules or regulations, including 12 CFR §239.40, 12 USC §1828(k) and 12 CFR Part 359.
In addition, Section 239.40 of Title 12 of the Code of Federal Regulations, as described below, applies to First Seacoast Bancorp.  Section 239.31 of Title 12 of the Code of Federal Regulations indicates that Section 239.40 apply to subsidiary holding companies, such as First Seacoast Bancorp.

Generally, federal regulations require indemnity coverage for mutual holding companies and subsidiary holding companies for any person against whom any action is brought or threatened because that person is or was a director or officer of the savings association, for:

(i)	Any amount for which that person becomes liable under a judgment in such action; and

(ii)
Reasonable costs and expenses, including reasonable attorney’s fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action, provided that indemnification shall be made to such person only if:

(i)	Final judgment on the merits is in his or her favor; or

(ii)	In case of:

a.	Settlement,

b.	Final judgment against him or her, or

c.
Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the mutual holding company determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the mutual holding company or its members.

However, no indemnification shall be made unless the mutual holding company gives the Board at least 60 days’ notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the appropriate Reserve Bank, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the Board advises the mutual holding company in writing, within such notice period, of its objection to the indemnification.

As used in the above paragraph:

(i)	“Action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

(ii)	“Court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

(iii)	“Final Judgment” means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken;

(iv)	“Settlement” includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.

Item 7.  Exemption From Registration Claimed
Not applicable.
Item 8.  List of Exhibits.

Regulation S-K Exhibit Number	Document

4
Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 8-A (File No. 001-38985) filed by the Company under the Exchange Act with the Commission on July 16, 2019, and all amendments or reports filed for the purpose of updating such description)

5	Opinion of Luse Gorman, PC

10.1
First Seacoast Bancorp 2021 Equity Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement for the Annual Meeting of Stockholders of First Seacoast Bancorp (File No. 001-38985), filed by First Seacoast Bancorp under the Exchange Act on April 14, 2021)

10.2	Form of Restricted Stock Award

10.3	Form of Incentive Stock Option Award Agreement

10.4	Form of Non-Qualified Stock Option Award Agreement

23.1	Consent of Luse Gorman, PC (contained in Exhibit 5)

23.2	Consent of Baker Newman & Noyes LLC (Independent Registered Public Accounting Firm)

24	Power of Attorney (contained on signature page)

Item 9.  Undertakings
The undersigned registrant hereby undertakes:
1.       To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fees” table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Corporation pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dover, State of New Hampshire, November 16, 2021.
FIRST SEACOAST BANCORP
By:	/s/ James R. Brannen
James R. Brannen
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of First Seacoast Bancorp (the “Company”) hereby severally constitute and appoint James R. Brannen, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said James R. Brannen may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be granted and shares of common stock to be issued upon the exercise of stock options to be granted under the First Seacoast Bancorp 2021 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said James R. Brannen shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.
Signatures	Title	Date

/s/ James R. Brannen	President, Chief Executive Officer	November 16, 2021
James R. Brannen	and Director
(Principal Executive Officer)

/s/ Richard M. Donovan	Senior Vice President and Chief	November 16, 2021
Richard M. Donovan	Financial Officer (Principal Financial Officer)

/s/ Thomas J. Jean	Director (Chairman of the Board)	November 16, 2021
Thomas J. Jean

/s/ Janet Sylvester	Director (Vice Chairman of the	November 16, 2021
Janet Sylvester	Board)

Signatures	Title	Date

/s/ Michael J. Bolduc	Director	November 16, 2021
Michael J. Bolduc

/s/ Mark P. Boulanger	Director	November 16, 2021
Mark P. Boulanger

/s/ James Jalbert	Director	November 16, 2021
James Jalbert

/s/ Erica A. Johnson	Director	November 16, 2021
Erica A. Johnson

/s/ Dana C. Lynch	Director	November 16, 2021
Dana C. Lynch

/s/ Paula J. Williamson-Reid	Director	November 16, 2021
Paula J. Williamson-Reid